PURCHASE, SALE AND SHARE EXCHANGE AGREEMENT

By and Among

GLOBAL NUTECH, INC.,

FISHBONE SOLUTIONS, LTD.

and

EQUITY-HOLDERS OF FB

Dated as of February 3, 2012

PURCHASE, SALE AND EXCHANGE AGREEMENT

THIS PURCHASE, SALE AND SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 3rd day of February, 2012, by and among GLOBAL NUTECH, INC., a Nevada corporation (“Parent” or “Purchaser”), FISHBONE SOLUTIONS, LTD., a Texas limited partnership (“FB”), and the individuals listed on Exhibit “A” attached hereto (the “Equity-Holders”, and each individually, an “Equity-Holder”), upon the following premises:

RECITALS:

WHEREAS, FB is in the business of providing management and coordination services, systems and personnel to various companies in the Petrochemical and Refining Industry (hereafter referred to as “the Industry”); and

WHEREAS, Parent desires to acquire FB to expand its presence in the Industry; and

WHEREAS, FB and the Equity-Holders (sometimes collectively referred to herein as “Seller”) desire to enter into a purchase, sale and equity exchange transaction, whereby FB shall become a wholly-owned subsidiary of the Parent;

WHEREAS, the Equity-Holders are the only partners, either general or limited, of FB and own all (100%) of the partnership interests of FB (the “Control Interests”);

WHEREAS, the Parent desires to acquire the Control Interests (also referred to herein as the “Purchased Assets”) in exchange for (i) Cash in the amount of US $400,000.00 and (ii) the issuance by the Parent to the Equity-Holders of promissory notes in the aggregate amount, subject to certain adjustments as provided for herein, of US $1,500,000.00, convertible into shares of Parent Common Stock at $0.12 per share, subject to the terms therein (the “Promissory Notes”, which shall be substantially in the form attached hereto as Exhibit “B”) (such transaction, collectively, the “Exchange”) (the amount of the Cash and Promissory Notes hereunder sometimes being referred to herein as the “Purchase Price”).

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FB

As an inducement to, and to obtain the reliance of the Parent, except as set forth in those schedules prepared by FB which are attached and made a part hereto (the “FB Schedules”), FB hereby represents and warrants as of February 3, 2012 (the “Closing Date”) as follows:

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Section 1.01 Organization. FB is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and to the best of FB’s actual knowledge and without duty of investigation, has the power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in Item 1.01 of the FB Schedules is a complete and correct copy of FB’s Limited Partnership Agreement as in effect on the date hereof (the “FB Agreement”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the FB Agreement. FB has taken, or will have taken as of the date of Closing, all actions required by law, from its FB Agreement, or otherwise to authorize the execution and delivery of this Agreement. Without in any respect evaluating Purchaser’s authorization or powers to own FB, for its own account, FB has full power, authority, and legal right and has taken all action required by law, the FB Agreement, and otherwise to consummate the transactions herein contemplated.

Section 1.02 Capitalization. The capitalization of FB consists of percentage partnership interests (“FB Interests”). The Equity-Holders together with Fishbone GP, LLC, its general partner, collectively own one hundred percent (100%) of the outstanding FB Interests.

Section 1.03 Subsidiaries. FB does not own any active subsidiaries.

Section 1.04 Options or Warrants. Except in connection with the restricted nature of ownership otherwise provided in the FB Agreement or the security held by JW Bones in relation to his retired interest held by the Company in connection with FB indebtedness to JW represented in Item 1.04 of FB’s Schedules under this Agreement, there are no existing options, warrants, calls, or commitments of any character relating to the Control Interests.

Section 1.05 Absence of Certain Changes or Events.

Since January 1, 2012:

(a) To the best actual knowledge of FB, there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of FB, including, but limited to, retaining any new employees or hiring any contract personnel, other than in the ordinary course of business, without the written consent of the Parent or expending any cash on capital purchases, bonuses or other expenses out of the ordinary course of business without prior written consent of the Parent;

(b) FB has not (i) amended its FB Agreement, except as disclosed in the Schedules of same; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to Equity-Holders or purchased or redeemed, or agreed to purchase or redeem, any of the Control Interests, except in relation to the installments that have continued to be paid for the JW Bones interest; (iii) made any material adverse change in its method of management, operation or accounting, except such accommodations made for the implementation of this transaction; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees, exclusive of continuing existing plans already in place from the prior time periods, if any;

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(c) FB has not (i) granted or agreed to grant any options, warrants or other rights for its membership interests, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any membership interests, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement; and

(d) To the best actual knowledge of FB and without duty of investigation, there are no material actions, suits, proceedings, or investigations pending or, to the knowledge of FB, threatened by or against FB or affecting FB or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, except as set forth on Item 1.05(d) of the FB Schedules, that could materially adversely affect the Purchased Assets. Within FB’s actual knowledge and without duty of investigation, FB has received no notice of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality, nor has FB been notified of any reasonably likely basis for litigation, arbitration, or proceeding against FB, the result of which could materially adversely affect the Purchased Assets, or the transactions contemplated hereby.

Section 1.06 Contracts. The written contracts, agreements, franchises, and license agreements, to which FB is a party and which are material to the operations of FB in the Industry are valid and enforceable by FB so long as in accord with the terms of each such agreement, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

Section 1.07 No Conflict With Other Instruments. Except in relation to the indebtedness with Patriot Bank, N.A. and other indebtedness listed on the FB Schedule Item 3.01 of this Agreement and the Lease of FB for the Leased Premises at 320 West San Augustine, Deerpark, Tx. 77536, and subject to the Permitted Encumbrances, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which FB is a party or to which any of its assets, properties or operations are subject. While the parties acknowledge that Parent will use its best efforts to obtain a release of all personal guarantees of Equity Holders with respect to any indebtedness of FB as more fully provided in Article VIII of this Agreement, Parent also indemnifies and holds harmless each Equity Holder of and from any and all damage, loss, costs, expenses, attorney’s fees and all other expenses of litigation that may be incurred in connection with any personal guarantee provided in connection with or for the benefit of FB.

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Section 1.08 Compliance With Laws and Regulations. To the best of its knowledge and without duty of investigation, FB has complied with all material foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, that has been applied to FB in the Industry or to the conduct of its business as currently conducted, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of FB or except to the extent that noncompliance would not result in the occurrence of any material liability for FB.

Section 1.09 Approval of Agreement. The members of FB have unanimously authorized the execution and delivery of this Agreement by FB and have approved this Agreement and the transactions contemplated hereby.

Section 1.10 Valid Obligation. Subject to the “Permitted Encumbrances”, This Agreement and all agreements and other documents executed by FB in connection with this transaction constitute the valid and binding obligation of FB, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of legal or equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.11 Information. The information concerning FB set forth in this Agreement and in the FB Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact.

Section 1.12 Financial Statements. To the best of its knowledge, FB’s financial statements from 2009 to the present have been prepared in a timely and proper manner in conformity with accounting applied on a consistent basis throughout such periods. The financial statements present fairly in all material respects the results of operations and the financial condition of the Company for the periods covered. Since December 31, 2011, there has been no change in any of the significant accounting policies, practices or procedures of FB.

Section 1.13 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of FB in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions, except Enviro Search, c/o Thomas Brinsko, who will be paid at Closing by FB in accord with the detail to be attached as Item 1.13 of FB’s Schedules. The parties hereto represent and warrant to each other that neither party hereto has retained any broker or finder or agreed to pay any brokerage fee, finder’s fee or commission to any person or entity for or on account of this Contract or the transaction contemplated hereby, and each party hereby indemnifies and agrees to hold the other party harmless with respect to any such fee or commission claimed by any party asserting his entitlement thereto at the alleged instigation of the indemnifying party.

Section 1.14 Permitted Encumbrances. For the purpose of this Agreement, the term “Permitted Encumbrances” means (i) any lien for taxes not yet due and payable, (ii)  statutory liens of landlords, liens of carriers, warehousemen, mechanical and materialmen and other liens imposed by law in the ordinary course of business, (iii) any encumbrances or defects that do not materially interfere with the operations of FB in the Industry in any manner consistent with the current practices by the Company, and (iv) any restrictions on the Control Interests provided in the FB Agreement or its constituent documents, or applicable state or federal blue sky or other similar laws.

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ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE PARENT

As an inducement to, and to obtain the reliance of FB and the Equity-Holders, except as set forth in those schedules prepared by the Parent which are attached and made a part hereto (the “Parent Schedules”), the Parent represents and warrants, as of the Closing Date, as follows:

Section 2.01 Organization. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and to the best of Parent’s actual knowledge and without duty of investigation, has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth in Item 2.01 of the Parent Schedules are complete and correct copy of the Articles of Incorporation and Bylaws of the Parent as in effect on the Closing Date (together, the “Parent Charter”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Parent Charter. The Parent has taken, or will have taken as of the date of Closing, all action required by law, the Parent Charter or otherwise to authorize the execution and delivery of this Agreement. Without in any respect evaluating Seller’s authorization or ability to own Parent for its own account, Parent has full power, authority, and legal right and has taken all action required by law, the Parent Charter or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization. The Parent’s authorized capitalization consists of (a) Five Hundred Million (500,000,000) shares of Parent Common Stock, of which Fifty-Nine Million Six Hundred Eighty-Five Thousand and Three Hundred and Sixty (59,685,360) shares were issued and outstanding immediately prior to the transaction contemplated by the Exchange and (b) One Hundred Million (100,000,000) shares of preferred stock (“Parent Preferred Stock”), of which Two Million Nine Hundred Thousand (2,900,000) shares of Series A Preferred Stock and Ten Million (10,000,000) shares of Series B Preferred Stock were issued or outstanding immediately preceding the consummation of the Exchange. All issued and outstanding shares of Parent Common Stock and Parent Preferred Stock are duly authorized, legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person, and except as disclosed in this Agreement or in connection with the transactions contemplated by this Agreement, there is not and as of the Closing Date there will not be outstanding any warrants, promissory notes, options or other agreements on the part of Parent obligating such entity to issue any additional shares of Parent Common Stock, Parent Preferred Stock, or any ownership interest or any of its securities of any kind. The Parent Common Stock is traded on the OTC Bulletin Board under the symbol “BOCL” and has not received any notice of delinquency, delisting or other issues.

All of the issued and outstanding shares of those persons or entities owning a controlling interest in the Parent, together with the Series A and Series B Preferred Stock of the Parent are owned of record and beneficially by the parties and in the amounts set forth on Exhibit “A”. The Parent has no other capital stock authorized for issuance and has no treasury shares, except as specified in the January 9, 2012 filing with the Secretary of State of Nevada and the filings related to Series A and Series B as referenced therein, a true and correct copy of which Corporate documents are attached and incorporated herein by reference as Item 2.02 of Parent’s Schedules.

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Section 2.03 Subsidiaries and Predecessor Corporations. The Parent was formerly known as Bio-Clean, Inc. and Nature of Beauty, Ltd., and its subsidiaries are E-Clean Acquisitions Corporation, NuTec Energy Corporation and International Plant Services, L.L.C. The Parent is also undergoing a current name change to rename the company, Texas Gulf Energy, Inc.

Section 2.04 Financial Statements. To the best of it’s knowledge, the Parent’s audited and unaudited financial statements are as set forth in its most recent quarterly and annual reports, respectively, as filed with the Commission. The Parent has filed all required filings with the Commission, including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q, and Current Reports on Form 8-K. Parent’s Forms 10-Q and 8-K are accessible on line with Parent’s filed public reports for SEC compliance (the “Edgar Reports”). There has been no material change in the Parent’s financial statements or financial condition from the statements and reports referred to herein as the Edgar Reports, except, however, that the Parent must file an amended Current Report on Form 8-K to include the financial statements of its newly-acquired subsidiary, International Plant Services, L.L.C as of December 30, 2011 and proforma financial statements of the Parent and International Plant Services, L.L.C. on a consolidated basis . Otherwise than as set forth in such financial statements, with the exception of the impact of the International Plant Services, L.L.C. acquisition:

(a) The Parent has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

(b) The Parent has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from its inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(c) All of The Parent’s assets are reflected in its financial statements, and, except as set forth in Item 2.04(c) of the Parent Schedules or the financial statements of the Parent or the notes thereto, the Parent has no liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Options or Warrants. There are no existing options, warrants, calls, or convertible promissory notes relating to the authorized and unissued shares of the Parent Common Stock or Parent Preferred Stock, except as in connection with the transactions contemplated in connection with the Exchange.

Section 2.06 Absence of Certain Changes or Events.

Since January 1, 2012:

(a) Except as described in Item 2.06(a) of the Parent Schedules, the Parent has not (i) amended the Parent Charter except as pursuant to the transactions in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to any stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

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(b) The Parent has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement, or as set forth in Item 2.06(b) of the Parent Schedules.

Section 2.07 Litigation and Proceedings. Except as set forth in Item 2.07 of the Parent Schedules, to the best actual knowledge of Parent and without duty of investigation, there are no material actions, suits, proceedings, or investigations pending or, to the knowledge of Parent, threatened by or against Parent or affecting Parent or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that could materially adversely affect Parent’s Stock. Within Parent’s actual knowledge and without duty of investigation, Parent has received no notice of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality, nor has Parent been notified of any reasonably likely basis for litigation, arbitration, or proceeding against Parent, the result of which could materially adversely affect the transactions contemplated hereby.

Section 2.08 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Parent is a party or to which any of its assets, properties or operations are subject.

Section 2.09 Compliance With Laws and Regulations. To the best of Parent’s knowledge and without duty of investigation, the Parent has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof that have been applied to Parent in the conduct of its business as currently conducted. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.10 Approval of Agreement. The Board of Directors of the Parent has authorized the execution and delivery of this Agreement by the Parent and has approved this Agreement and the transactions contemplated hereby.

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Section 2.11 Valid Obligation. This Agreement and all agreements and other documents executed by the Parent in connection herewith constitute the valid and binding obligation of the Parent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.12 Information. The information concerning the Parent set forth in this Agreement and the Parent Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact.

Section 2.13 Tax Matters.

(i) To the best of Parent’s knowledge, subject to the requirements of the SEC but without further duty of investigation, all Tax Returns (as defined below) of, relating to or including the Parent have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all respects; except as identified on Item 2.12 of Parent’s Schedule, all Taxes (as defined below) required to have been paid by the Company (including amounts collected or withheld from third parties required to have been paid over to the appropriate authorities) have been paid in full on a timely basis to the appropriate authorities; and all Taxes or other amounts required to have been collected or withheld from employees and others by the Parent have been timely and properly collected or withheld.

(ii) Except as identified on Item 2.12 of Parent’s Schedule, no taxing authority has asserted in writing to the Parent any adjustment, deficiency, or assessment that could result in additional Tax for which the Parent is or may be liable; there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Parent has received notice relating to any Tax for which the Parent is or may be liable; no statute of limitations with respect to any Tax for which the Parent is or may be liable has been waived or extended; and the Parent is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

(iii) There are no encumbrances on any of the Shares or assets of the Parent, except as disclosed in Item 2.12 of the Parent’s Schedules attached hereto, including those which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

(iv) For purposes of this Section:

“Tax Returns” shall mean all returns, amended returns, declarations, reports, estimates, information returns and statements regarding Taxes which are or were filed or required to be filed under applicable law, whether on a consolidated, combined, unitary or individual basis, subject to any current year Tax Returns not yet due and payable.

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“Taxes” shall mean any federal, state, local, foreign or other tax, fee, levy, assessment or other governmental charge, including any income, franchise, gross receipts, property, sales, use, services, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital Stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith.

Section 2.14 Insurance. The Parent is currently insured with reasonable amounts of coverage by responsible insurers in respect to their properties, assets and business against risks normally insured against by companies in similar lines of business under similar circumstances. Parent (i) has not received notice of cancellation or non-renewal of any such policy or binder, (ii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, or (iii) has not permitted any such policy to lapse for any period of time. There are no outstanding claims within the three years prior to the Closing Date under any such policy which have gone unpaid for more than Forty-Five (45) days and as to which the insurer has disclaimed liability.

ARTICLE III

PLAN OF EXCHANGE

Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Equity-Holders, by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Control Interests, constituting all of the FB Interests, including voting power, of FB. In exchange for the transfer of the Control Interests by the Equity-Holders, the Parent shall (i) pay to the Equity-Holders cash, in the form of a cashiers check or by wire transfer the sum of US $400,000.00, and (ii) issue individually to the Equity-Holders, Promissory Notes (also referred to herein as the “Note” or Notes”), in the proportional principal amounts directed by the Equity Holders, in the aggregate amount of US $1,500,000.00 together with interest thereon at the rate of .19% per annum, the principal and accrued interest thereon being convertible into shares of Parent Common Stock at $0.12 per share, with the issue and registration of such restricted Parent Common Stock being subject to Rule 144 of the Securities and Exchange Commission and any other pertinent rules of law regarding restricted securities. The Equity-Holders will be limited to selling stock converted from the Notes as follows: (a) zero percent (0%) until the one year anniversary; (b) no more than fifteen percent (15%) of the principal amount and accrued interest of each Note from the one year anniversary date until the day before the two year anniversary; (c) an additional fifteen percent (15%) from the two year anniversary until the day before the three year anniversary of the Notes; and (d) the entire remaining balance of accrued interest and principal thereon becoming due and the stock converted from the Notes become unrestricted for sale on the three year anniversary of the Note, at which time all such limitations on sale will be lifted. Notwithstanding, holder must commence any conversion process of any remaining balance on the Notes no later than the third year anniversary. The Notes may also become due and subject to rights of conversion in the event of a Liquidation Event, a change of control, or as otherwise described in Article VIII below. The Notes will be in form substantially similar to Exhibit “B” attached hereto and incorporated herein by reference. The aggregate amount of the Promissory Notes shall be reduced by those amounts set forth in Item 3.01 of the FB Schedules. From the cash proceeds paid to the Equity-Holders, the Equity Holders shall also be responsible for the debt in the approximate amount of US $55,000 owed to Charles M. Sloan. At the Equity Holders’ discretion, they may also pay the debt to Charles M. Sloan in whole or in part through assignment of a portion of the Promissory Note and the attendant rights of conversion. If Charles Sloan elects to receive repayment in the form of a Note, the sale of converted stock by Charles Sloan will be restricted for one year from sale to the greater of $100,000 in value of stock or 15% of the Note value on the first anniversary of the Note until the day before the second anniversary. Thereafter, all restrictions are lifted and the balance of the Note will become due and payable and all stock converted on the Second year anniversary. On the Closing Date, the Equity-Holders shall enter into an assignment and assumption agreement effecting the transfer of the Control Interests to the Parent. Upon consummation of the transaction contemplated herein, all of the FB Control Interests shall be held by the Parent.

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Section 3.02 Closing Events. On the Closing Date, the Parent, FB and the Equity-Holders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.03 Specific Items to be Delivered by Purchaser at Closing.

At or before the Closing, Purchaser shall deliver to Sellers the following, in form satisfactory to Seller:

(i)	a certificate of the Secretary of Purchaser certifying to Sellers (i) the incumbency of the officers of Purchaser on the Effective Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the directors of Purchaser authorizing (A) the purchase of the Control Interests by Purchaser and (B) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect;
(ii)	an assignment and assumption of the Office Lease for FB, and if available, a complete release of all personal guarantees of Equity Holders with respect to the Office Lease, which will be replaced by a guarantee of Purchaser, if required by Landlord;
(iii)	an assignment and assumption of all other liabilities of FB to the extent required under such obligations upon a change in control of the company, and if available, a complete release of all personal guarantees of Equity Holders, with respect to any such obligations of FB, including without limitation, in connection with any and all promissory note indebtedness to lenders of FB.

If a release of any personal guarantee under Section 3.03 (ii) or (iii) above is not available at Closing, the parties acknowledge that Parent will use its best efforts to obtain a release of all such personal guarantees of Equity Holders given in connect with or for the benefit of FB. Such release should be obtained within 60 days of Closing. Parent also agrees to indemnify and hold harmless each Equity Holder of and from any and all damage, loss, costs, expenses, attorney’s fees and all other expenses of litigation that may be incurred in connection with any personal guarantee provided in connection with or for the benefit of FB.

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Section 3.04 Plan of Exchange. The parties to this Agreement agree that this Agreement shall constitute in part, a plan of exchange, and, on the Closing Date, shall cause the execution of Articles of Exchange in substantially the form attached hereto as Exhibit “C” (the “Articles of Exchange” or “Certificate of Exchange”). The Articles of Exchange, and/or Certificate of Exchange as applicable, shall be filed with the Secretaries of State of Nevada and Texas on the Closing Date in accordance with such states’ business laws.

Section 3.05 Termination. This Agreement may be terminated by either party if the other party has failed to meet the conditions precedent set forth in Articles V and VI herein. If this Agreement is terminated pursuant to this Section 3.04, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01 Access to Properties and Records. The Parent and FB will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Parent or FB, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Parent or FB, as the case may be, as the other shall from time to time reasonably request.

Section 4.02 Delivery of Books and Records. On the Closing Date, FB shall deliver to the Parent copies of the partnership minute books, books of account, contracts, records, and all other books or documents of FB now in the possession of FB or its representatives as requested by the Parent.

Section 4.03 Third Party Consents and Certificates. The Parent and FB hereby agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section 4.04 Indemnification.

(a) FB hereby agrees to indemnify the Parent and each of the officers, agents and directors of the Parent as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any material misrepresentations made under Article I of this Agreement and accruing in relation to the operation by FB of its business prior to Closing. The indemnification provided for in this paragraph shall survive the Closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for two (2) years following the Closing Date. Notwithstanding, no Loss may exceed the amount of the Purchase Price.

PURCHASE, SALE AND EXCHANGE AGREEMENT PURCHASE, SALE AND EXCHANGE AGREEMENT – PAGE 15

(b) The Parent hereby agrees to indemnify FB and each of the officers, agents, and directors of FB and the Equity-Holders as of the date of execution of this Agreement against any Loss (as defined in Section 4.04(a)) to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the closing hereunder and the consummation of the transactions contemplated hereby and termination of this Agreement for two (2) years following the Closing Date. Notwithstanding, no Loss may exceed the amount of the Purchase Price.

(c) Purchaser’s sole and exclusive remedy in the event of any misrepresentation or breach of the representations under Article I of this Agreement will be the indemnification authorized under this Section.

(d) Seller’s sole and exclusive remedy in the event of any misrepresentation or breach of the representations under Article II of this Agreement will be the indemnification authorized under this Section.

(e) Purchaser’s Acknowledgement. Purchaser expressly agrees, acknowledges and confirms that, prior to Closing, Purchaser shall have reviewed, inspected, examined, analyzed and verified all information related to the Control Interests and FB to the extent that Purchaser deems necessary, appropriate or prudent in connection with Purchaser's acquisition of the Control Interests and the consummation of the transaction contemplated by this Agreement. Purchaser hereby acknowledges that except as otherwise expressly represented in Article I of this Agreement, Seller has not made and does not make any representation or warranty regarding the Control Interests or FB.

(f) Purchaser’s Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY STATED IN ARTICLE I OF THIS AGREEMENT, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY IT’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. EXCEPT AS OTHERWISE EXPRESSLY STATED IN ARTICLE I OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLERS OR RELIED UPON BY PURCHASER WITH RESPECT TO THE CONTROL INTERESTS, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) THE FINANCIAL CONDITION OR PROSPECTS OF FB AND (d) THE COMPLIANCE OR LACK THEREOF OF THE COMPANY WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE CONTROL INTERESTS WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN THEIR PRESENT CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS, SUBJECT TO ARTICLE I OF THIS AGREEMENT. Purchaser represents that it is a knowledgeable, experienced and a sophisticated purchaser of securities, and that it is relying solely on its own expertise in purchasing the Control Interests. Purchaser acknowledges that the Control Interests are not registered with any governmental authority and that the Control Interests are not being purchased for purposes of resale.

PURCHASE, SALE AND EXCHANGE AGREEMENT PURCHASE, SALE AND EXCHANGE AGREEMENT – PAGE 16

(g) Seller’s Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY STATED IN ARTICLE II OF THIS AGREEMENT, SELLER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY IT’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND SELLER HEREBY ACKNOWLEDGES THAT NO OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. EXCEPT AS OTHERWISE EXPRESSLY STATED IN ARTICLE II OF THIS AGREEMENT, PURCHASER SPECIFICALLY DISCLAIMS ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLERS OR RELIED UPON BY SELLER WITH RESPECT TO THE PARENT STOCK, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) THE FINANCIAL CONDITION OR PROSPECTS OF PARENT AND (d) THE COMPLIANCE OR LACK THEREOF OF PARENT WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE PARENT STOCK WILL BE CONVEYED AND TRANSFERRED TO SELLER IN ITS PRESENT CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS, SUBJECT TO ARTICLE II OF THIS AGREEMENT. Seller represents that it is a knowledgeable, experienced and a sophisticated purchaser of securities, and that it is relying solely on its own expertise in purchasing the Common Stock. While the Parent Stock is registered, Seller acknowledges it will receive restricted shares subject to Rule 144 of the Securities and Exchange Commission.

Section 4.05 The Acquisition of Parent Promissory Notes. The Parent and FB acknowledge and agree that the consummation of this Agreement including the issuance of the Promissory Notes in exchange for the Control Interests as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes. The Parent and FB agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)	In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each of the Equity-Holders shall execute and deliver to the Parent the Investment Representation Letter in substantially the form of Exhibit “D” attached hereto.
(b)	In connection with the transactions contemplated by this Agreement, the Parent and FB shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the States where the Equity-Holders are domiciled or are otherwise required to file such notices, applications, reports or other instruments unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.
PURCHASE, SALE AND EXCHANGE AGREEMENT PURCHASE, SALE AND EXCHANGE AGREEMENT – PAGE 17

(c)	In order to more fully document reliance on the exemptions as provided herein, FB, the Equity-Holders and the Parent shall execute and deliver to the other, at or prior to the Closing Date, such further letters of representation, acknowledgment, suitability, or the like as FB, the Equity-Holders or the Parent and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.
(d)	The Equity-Holders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties.

Section 4.06 FB Post-Closing. Within thirty (30) calendar days after the Closing Date, the Parent shall effect the conversion of FB from a limited partnership to a corporation, subject to the security agreement in the partnership interest and stock issued in connection with any such conversion remaining good and valuable security for the Note.

Section 4.07 Cooperation and Non-Competition. Effective as of the Closing Date, Billy Cain shall provide six (6) months of transition support and client introductions. Also effective as of the Closing Date for a period of three (3) years, no Equity-Holder, or anyone else receiving any cash or stock proceeds from this transaction, will engage in any business enterprise, either as an owner or as an employee, consultant or contract personnel, which engages in business operations in competition with FB and/or the Parent. Notwithstanding, the specific obligations of John Sloan in compliance with this Section 4.07 in relation to non-competition will be specifically provided in the Employment Agreement between John Sloan and Parent and to the extent of any conflict with this Agreement, the terms of the Employment Agreement will control as it relates to non-competition or any rights with respect to conversion of stock.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT

The obligations of the Parent under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by FB and the Equity-Holders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). FB shall have performed or complied with all material covenants and conditions required by this Agreement to be performed or complied with by FB prior to or on the Closing Date. The Parent shall be furnished with a certificate, signed by a duly authorized executive officer of FB and dated as of the Closing Date, to the foregoing effect.

Section 5.02 Litigation Certificate. The Parent shall have been furnished with certificates dated as of the Closing Date and signed by a duly authorized officer of FB to the effect that FB has received no notice of the existence of any litigation, proceeding, investigation, or that any inquiry is pending, or to the best knowledge of FB threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the FB Schedules, by or against FB, which might result in any material adverse change in any of the assets, properties, business, or operations of FB.

PURCHASE, SALE AND EXCHANGE AGREEMENT PURCHASE, SALE AND EXCHANGE AGREEMENT – PAGE 18

Section 5.03 Good Standing. The Parent shall have received a certificate of good standing dated within ten (10) business days prior to the Closing Date certifying that FB is in good standing as a Texas entity.

Section 5.04 Approval by Equity-Holders. The Purchase, Sale and Exchange shall have been approved, and an assignment and assumption agreement effecting the transfer of the Control Interests delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding FB Interests, including voting power, of FB.

Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06 Consents. On condition that such consents are identified as being required under Item 5.06 of Parent’s Schedule under this Agreement, all consents, approvals, waivers or amendments, pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of FB after the Closing Date on the basis as presently operated shall have been obtained. To the extent that certain releases of personal guarantees or Landlord consents are not obtained prior to Closing, obtaining same shall be a post closing obligation of Parent, and Equity Holders will be indemnified and held harmless as further described in Article VIII of this Agreement.

Section 5.07 Other Items.

(a) The Parent shall have received a list containing the names, addresses, and percentage of FB Interests held by each holder of FB Interests as of the Closing Date, certified by an executive officer of FB as being true, complete and accurate.

(b) To the extent identified by Parent at least 3 business days prior to Closing in Item 5.07 (b) of this Agreement, the Parent shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Parent may reasonably request.

(c) The Parent shall have received 3 business days prior to Closing the items identified under Item 5.07 (c), constituting evidence of ownership of all material physical, intellectual and business assets of FB, including, but limited to client lists, prospect lists and the S.C.O.P.E. Software (with any person or individual who might claim an interest in this software to be paid in full by FB to satisfy any claim of ownership in the software).

(d) The Parent shall have entered into an Employment Agreement with John Sloan who shall serve as Vice President of Sales and Marketing of the Parent, (the “Sloan Employment Agreement, which shall be substantially in the form attached hereto as Exhibit “E”.

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ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF FB
AND THE EQUITY-HOLDERS

The obligations of FB and the Equity-Holders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Parent in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. The Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Parent. Prior to or on the Closing Date, the Parent shall furnish to FB a certificate signed by a duly authorized officer of the Parent and dated the Closing Date, to the foregoing effect.

Section 6.02 Litigation Certificate. FB shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of the Parent, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Parent threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Parent Schedules, by or against the Parent, which might result in any material adverse change in any of the assets, properties or operations of the Parent.

Section 6.03 Good Standing. FB shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date certifying that the Parent is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Parent after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06 Other Items. Parent shall remain trading and in good standing on the OTC Bulletin Board under the symbol BOCL. FB shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as FB may reasonably request.

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ARTICLE VII
MISCELLANEOUS

Section 7.01 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Texas. Venue for all matters shall be in Harris County, Texas, without giving effect to principles of conflicts of law thereunder. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.02 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Parent, to:	Global NuTech, Inc.
1602 Old Underwood Road
La Porte, TX 77571
Attention: David Mathews
Telephone: 281.867.8400

If to FB, to:	Fishbone Solutions, Ltd.
c/o Sloan & Roberts, PLLC
5950 Berkshire Lane, Ste. 450
Dallas, Texas 75225
Attention: Kenneth W. Sloan
Telephone: 214-987-6070

If to the Equity
Holders, to:	Billy Cain
102 Lago Vista
Kemah, TX 77565
Telephone: 713-594-0797

John Sloan
4142 Pine Blossom Trail
Houston, TX 77059
Telephone: 713-703-0154

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

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Section 7.03 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.04 Confidentiality. Each party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.05 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.06 Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 7.07 Third Party Beneficiaries. This Agreement is strictly between the Parent, the Equity-Holders and FB, and, except as specifically provided herein, including, without limitation, those persons indemnified pursuant to Section 4.08 herein, no director, officer, equity-holders (other than the Equity-Holders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.08 Expenses. Subject to Section 7.03 above, whether or not the Exchange is consummated, each of the Parent, the Equity-Holders and FB will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.09 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one (1) year.

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Section 7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.12 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.13 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

ARTICLE VIII

POST CLOSING COVENANTS OF PARENT

Section 8.01 Conversion. At the option of the Equity Holders holding the Notes, upon the earlier of (i) the first and second anniversaries from the Closing Date and the conversion rights attributable to each such period as provided in the Notes; (ii) a Liquidation Event as described below; or (ii) the change of control, or sale, of the Parent (also referred to as “Company”), the dollar value of the Note shall be convertible into shares of Common Stock at a conversion price of $0.12 per share (the “Conversion Price”). On the third anniversary of the Note, the entire indebtedness will become due and payable and the Note must be paid by conversion to stock in full.

For purposes of this Section 8.01, “change of control” means the occurrence of any of the following events (whether or not approved by the Board):

(a)	any transaction or series of related transactions (including but not limited to a merger or reorganization) which results in holders of the Company’s capital stock outstanding prior to such event owning less than 50% of either (x) the total voting power of the then outstanding voting stock of the Company or (y) the total economic ownership of the then outstanding Common Stock of the Company;
(b)	the Company consolidates with or merges or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets unless holders of the Company’s capital stock outstanding prior to such event own at least 50% of the surviving or purchasing entity;

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Notwithstanding the above, in no event shall any future conversion of the Series A Convertible Preferred Shares be deemed a change of control.

Also for purposes of this Section 8.01 “sale of the company” means a sale of the Company pursuant to which the acquirer(s) acquire(s) (i) 50.1% of the shares of capital stock of the Company (whether by merger, consolidation, sale or transfer or stock or otherwise), or (ii) all or substantially all of the assets of the Company and its subsidiaries taken as a whole (by merger, consolidation, reorganization, sale of assets, sale of stock or otherwise). The conversion and sale rights under the Note will at all time be subject to Rule 144 or similar rules of the SEC governing restricted securities.

Section 8.02 Maintenance of Reserve Shares. The Parent shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding Notes of the Equity Holders or their assigns, and shall keep the Company’s financial statements current at all times in order to comply with any requirements under Rule 144 for the issuance of free trading shares upon conversion. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the Notes, then such failure will constitute an event of default under the Note and entitle Seller to exercise all remedies specified therein, including without limitation seeking recovery for any difference n value in the Stock that may result from a delay in the issue of converted shares. In the event of such failure to have a sufficient number of shares available, the holder of such Note will be entitled, without waiving any remedy for losses arising as a result of such breach, to require the Company to call and hold a meeting of the shareholders within 60 days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Holder shall have the right to vote at any shareholder meeting or issue arising requiring consent of his shares on an as converted basis. The Company’s Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limited the remedies available to the holders of the Notes, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

Section 8.03 Adjustments to Number of Shares. The number of shares of Common Stock issuable upon conversion of each amount of Note value shall be adjusted from time to time as follows:

If, after the date of the Notes, the Company (a) pays a dividend or makes a distribution on its Common Stock in shares of its capital stock, (b) subdivides its outstanding shares of Common Stock into a greater number of shares, (c) combines its outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of its shares of Common Stock any shares of capital stock of the Company, then the number of shares of Common Stock issuable upon conversion of each dollar of Note value shall be adjusted so that the holder of a Note, or part thereof, thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock that such holder would have owned immediately following such action had such Note amount been converted immediately prior thereto and the Conversion Price shall be appropriately adjusted to reflect any such event. An adjustment made pursuant to this Section 8.03 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification. Appropriate adjustment shall be made on a Certificate of Designation to give effect to each such change.

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In addition to the foregoing, the Board of Directors will execute and deliver at Closing a Certificate pledging it will not amend or modify the Certificate of Designation or other rights associated with Preferred Shares of Stock until the Note has been fully paid by conversion into Common Stock.

Section 8.04 Liquidating Event. Upon any liquidation, dissolution, or winding up of the Company (a “Liquidation Event”), the entire remaining principal balance and accrued but unpaid interest on all outstanding Notes under this Agreement may, at the option of the Holder, automatically become immediately due and payable and be immediately convertible by holder into shares of stock without notice of any kind from the holders of such Notes. Each such indebtedness to a Note holder must be paid in stock before the Company may distribute any amounts or property to any Shareholders of the Company.

Section 8.05 Releases of Equity Holders Guarantees. Parent agrees that Parent will use its best efforts to obtain a written release of all personal guarantees of Equity Holders with respect to any indebtedness of FB, including without limitation, the personal guarantee of the Office Lease, the personal guarantee of Equity Holders of any line of credit note or other indebtedness with Patriot Bank, N.A., and the personal guarantee related to computer equipment at the FB premises. If any such Equity Holder personal guarantee is not released within 60 days of the date of Closing, then Parent will pay the indebtedness as necessary to obtain the release of the guarantees. In addition to the foregoing, Parent also indemnifies and holds harmless each Equity Holder of and from any and all damage, loss, costs, expenses, attorney’s fees and all other expenses of litigation that may be incurred in connection with any claim, debt, demand, action, cause of action or suit arising from or in relation to a personal guarantee of an Equity Holder provided in connection with or for the benefit of FB.

Section 8.06 Payment of JW Bones Indebtedness. The Parent will assume liability of the JW Bones indebtedness; however, pursuant to Item 3.01 of the FB Schedule, the Note to the Equity Holders at Closing will be reduced by one-half of the remaining balance of the JW Note. Parent agrees to use its best commercially reasonable efforts to cause JW Bones to agree to reduce the JW Note or reduce the JW Note through judicial action, if in Parent’s sole discretion, a legitimate claim can be made to enforce a reduction in the JW note according to its terms. If any reduction in the JW Note balance is achieved, Equity Holders will share in and receive payment from Parent of one-half the amount of such savings.

Section 8.07 Tax Matters. Filing and Review of Tax Returns. Sellers shall be responsible for preparing and filing all Tax Returns required to be filed by or with respect to the Company for 2011 and shall also be responsible for payment of related taxes attributable to the Equity Holders ownership of FB in 2011. Thereafter, Purchaser shall be responsible for preparing and filing all other Tax Returns required to be filed by or with respect to FB and for purposes of Tax Returns only the sale will be treated as having an effective closing of Jan 1, 2012. Any Tax Return relating to FB for any pre-Closing Tax Period shall, unless otherwise required by applicable legal requirements or approved by the Parties, be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question. To the extent any items are not covered by past practices, or to the extent such past practices are not permissible under applicable legal requirements, the items may be reported in accordance with any reasonable Tax accounting practices selected by the Party responsible for preparing the Tax Returns. If requested by Seller, Purchaser shall make available to Seller and their representatives for review and comment any Tax Returns and related work papers prepared by Purchaser relating to the Company for any post-Closing period. Purchaser shall use its reasonable efforts to make such Tax Return and work papers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide Seller with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. Purchaser and Seller shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

GLOBAL NUTECH, INC.

By:	/s/ David Mathews
Name:	David Mathews
Title:	Chief Executive Officer

FISHBONE SOLUTIONS, LTD.
By:	Fishbone Solutions GP, LLC
Its:	General Partner

/s/ John O. Sloan
By:	John O. Sloan, Manager

/s/ William S. Cain
By:	William S. Cain, Manager

PURCHASE, SALE AND EXCHANGE AGREEMENT PURCHASE, SALE AND EXCHANGE AGREEMENT – PAGE 26

The undersigned Equity-Holders of FB hereby agree to participate in the Exchange on the terms set forth above. Subject to Section 7.09 above, the undersigned, in their capacities as Officers and Managers of the general partner on behalf of FB, hereby represent and affirm that they have read each of the representations and warranties of FB set out in Article I hereof and that, to the best of their knowledge, without duty of investigation, all of such representations and warranties are true and correct.

EQUITY-HOLDERS

By:	/s/ John O. Sloan
Name:	John O. Sloan
Title:	Partner

By:	/s/ William S. Cain
Name:	William S. Cain
Title:	Partner

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